Ex 99.1

SILVERLEAF RESORTS, INC. ANNOUNCES INCREASE AND EXTENSION TO
REVOLVING CREDIT FACILITY WITH UBS

DALLAS, TEXAS. (September 13, 2007) --- Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced that its revolving credit facility through its wholly-owned and fully consolidated special purpose finance subsidiary, Silverleaf Finance IV, LLC ("SF-IV"), a Delaware limited liability company has been increased from $125 million to $150 million.  The scheduled funding period under the variable funding note (“VFN”) issued in December 2006 by SF-IV to UBS Real Estate Securities Inc. (“UBS”) which was scheduled to end in December 2008 has been extended to September 2009. The amended facility will mature in September 2011.  The interest rate on the VFN will remain at LIBOR plus 1.25%.  The VFN is secured by customer notes receivable sold by Silverleaf to SF-IV.  Proceeds to Silverleaf from the sale of additional customer notes to SF-IV will be used to fund normal business operations and for general working capital purposes.  Silverleaf will continue to service the customer notes sold to SF-IV under the terms of an agreement with the indenture trustee and SF-IV.

Thomas Morris, SVP - Capital Markets commented, “We recognize that liquidity in this environment is a premium and we are very pleased to have a partner such as UBS to continue to fund our business during this period of uncertainty in the capital markets.  This facility provides attractive low cost capital and flexibility to fund our growth plans and execute our business strategy”.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259